Penumbra, Inc. Appoints Kevin Sullivan to its Board of Directors

ALAMEDA, Calif., February 23, 2016 (PR Newswire) - Penumbra, Inc. (NYSE: PEN), a global interventional therapies company, announced today that Kevin J. Sullivan has been appointed to its board of directors, effective immediately. Mr. Sullivan will serve on the board for a term expiring at Penumbra’s 2016 annual meeting of stockholders. With the addition of Mr. Sullivan, the Penumbra board will comprise six directors, four of whom are independent. Mr. Sullivan will also serve on Penumbra’s nominating and corporate governance committee in place of Walter Wang.

Mr. Sullivan has held a number of senior executive and leadership positions and has deep experience across multiple industries and across a combination of mature and high growth companies. From 1987 until his retirement in 1999, Mr. Sullivan served as a senior human resources executive. From 1997 to 1999, Mr. Sullivan was an Executive Vice-President at Wells Fargo and Company. Prior to Wells Fargo, Mr. Sullivan was an Executive Consultant at Watson Wyatt Worldwide and before that he was Senior Vice President – Human Resources at Apple Computer Company. Prior to joining Apple, from 1976 to 1987 Mr. Sullivan held various personnel management positions of increasing responsibility at Digital Equipment Corporation.

“We are extremely pleased to be adding Kevin to our board. He brings decades of invaluable experience as a human resource executive to Penumbra. As we enter our next phase, we will benefit greatly from his experience and wisdom,” said Adam Elsesser, Penumbra’s Chairman, President and Chief Executive Officer.

About Penumbra
Penumbra, Inc., headquartered in Alameda, California is a global interventional therapies company that designs, develops, manufactures and markets innovative medical devices. The company has a broad portfolio of products that address challenging medical conditions and significant clinical needs across two major markets, neuro and peripheral vascular. Penumbra sells its products to hospitals primarily through its direct sales organization in the U.S., most of Europe, Canada and Australia, and through distributors in select international markets. Penumbra and the Penumbra logo are trademarks of Penumbra, Inc.

Investor Relations
Penumbra, Inc.
510-995-2461
investors@penumbrainc.com

Source: Penumbra, Inc.